Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Net Element, Inc.

North Miami Beach, Florida

We hereby consent to the inclusion in this Registration Statement on Form S-4 of our report dated March 31, 2021, relating to the financial statements of Net Element, Inc. for the years ended December 31, 2020 and 2019.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Daszkal Bolton LLP

Boca Raton, Florida

July 20, 2021